September 10, 2007

Dear GBSB Associates,

At 8:30 this morning we announced that Great Lakes Bancorp has agreed to be acquired by First Niagara Financial Group, Inc. First of all, I want you to know that the decision of our Board of Directors to sell the Company was a very difficult one for all of us that we made considering our fiduciary responsibility as a public company to manage the business in the best interest of our shareholders. By joining forces with First Niagara, Great Lakes shareholders will receive a premium over the current market value of their stock and an ownership interest in a larger public company with greater investor visibility and growth potential, as well as an excellent track record of consistent profitability and dividend growth.

From a business and customer perspective, our companies are an outstanding fit because we share similar values as community banks with a passion for providing exceptional service and meeting the financial needs of our customers. Aligning with First Niagara also stays true to our vision of being a community bank based in Western New York while providing our consumer and business customers with a broader array of products and services to best serve their financial needs. Our customers will also benefit from access to First Niagara’s larger branch network that extends across upstate New York.

I know that you want to know, “What is going to change and how is it going to affect me?” First Niagara and Greater Buffalo Savings Bank both have a significant administrative operations and branch networks in Western New York, so there will be reductions in management, support, administrative and branch positions. Because of the overlap of our branches, many of which are located in very close proximity to each other, a number of which will be consolidated after the transaction closes.

Reducing staff and consolidating branches are never easy decisions to make. However, it is not possible to operate efficiently or profitably with duplicate positions and locations. First Niagara will make every effort to minimize the effects of job reductions by offering affected associates a comprehensive program including severance and outplacement assistance to make the transition to new employment. Additionally, those affected will be able to post for available positions within First Niagara for which they are qualified.

I am extremely proud of all of you and all that we have accomplished together building GBSB over the last eight years literally from the ground up into a significant community bank with assets approaching $900 million and the number 7 market share among the 22 FDIC-insured financial institutions operating in Western New York. I will not be joining First Niagara after the merger is completed but know that those of you who do will bring the same outstanding dedication and talent you show in serving our customers to First Niagara. I am also confident that First Niagara will build on our tradition of customer and community service and that the combined company has a very bright future.

First Niagara will immediately begin to evaluate their staffing requirements and will be meeting with you as quickly as possible. I can assure you that as soon as we know anything you will. I have attached a copy of our joint news release for your information.

Andy